Exhibit 99.1

BROADRIDGE REPORTS FIRST QUARTER FISCAL YEAR 2010 RESULTS

First Quarter Results In-Line with Expectations

Signs Multi-Year Outsourcing Agreement and Agrees to Sell Clearing Business to Penson

Lake Success, New York – November 2, 2009 – Broadridge Financial Solutions, Inc. (NYSE:BR), a leading global provider of technology-based solutions to the financial services industry, today reported net revenues of $457.9 million, net earnings of $26.4 million, and fully-diluted earnings per share of $0.19 for the first quarter ended September 30, 2009. This compares with net revenues of $472.4 million, net earnings of $35.6 million, and fully-diluted earnings per share of $0.25 for the comparable quarter of the previous fiscal year.

Post-First Quarter Strategic Transactions

On November 2, 2009, Broadridge entered into agreements with Penson Worldwide, Inc. (“PWI”) and Penson Financial Services, Inc., a subsidiary of PWI (“Penson”), that provide for the sale of its clearing client contracts to Penson and a ten-year outsourcing services contract under which Broadridge will provide certain securities processing and back-office services to Penson. This transaction is part of Broadridge’s strategy to exit the securities clearing business, which is expected to provide Broadridge with access to net cash estimated to be in the range of $180 million to $200 million that was previously committed to our securities clearing business as regulatory capital. Exiting the clearing business will enable the securities processing business to solely focus on the revenue opportunities associated with securities processing and operations outsourcing services.

Broadridge will receive between $60 million and $70 million in total consideration from PWI for the sale of the clearing client contracts consisting of a five-year subordinated note from PWI and shares of PWI’s common stock in an amount calculated as the lesser of one-third of the total consideration and an amount not exceeding 9.9% of PWI’s outstanding common stock. The specific amount of such consideration will be determined immediately prior to closing pursuant to an agreed formula. In addition, Broadridge has agreed to make an eighteen-month $50 million subordinated loan to PWI to fund its additional regulatory capital requirements in the event it is not able to obtain these funds from other sources prior to closing. Broadridge expects the outsourcing services contract to generate approximately $65 million to $75 million in annual revenue when the business is fully converted onto Broadridge’s securities processing platform over the next 12 to 18 months.

The outsourcing services contract will include selective processing services for Penson’s existing securities processing operations and back-office functions, as well as selective processing services related to the clearing client contracts acquired by Penson from Broadridge. Broadridge is expecting to incur one-time expenses and a pre-tax loss on the transaction in the aggregate amount of approximately $30 million to $35 million which are substantially non-cash items. It is anticipated that the transaction will close within the next six months, subject to agreement on outsourcing service levels and the satisfaction of customary closing conditions, including regulatory approvals.

The Company also announced that subsequent to the end of its first quarter, it has signed an agreement with Morgan Stanley Smith Barney LLC (“Morgan Stanley Smith Barney”) for customer communications services, which includes the production and distribution of account statements, performance reports, tax reporting documents, and certain trade confirms, as well as the provision of prospectus fulfillment services. The length of the agreement is seven years and is expected to generate annual fee revenue greater than $35 million when the systems are fully converted onto the Broadridge production platform over the next two years.

CEO Comments on Results and Transactions

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “I am very pleased with the overall momentum across the entire business, when I consider the transactions that we have executed post-quarter and the financial results for the quarter. Our first quarter performance is in-line with our expectations and overall, I am satisfied with our financial results and the positive activity in our sales pipeline.”

Mr. Daly continued, “The Morgan Stanley Smith Barney contract signing has enabled us to not only win back the statement processing business we lost from Morgan Stanley around the time of our spin-off from ADP, but to further expand our relationship with the recently formed Morgan Stanley Smith Barney.”

Mr. Daly added, “The Penson transaction creates considerable momentum for our securities processing strategy. It will enable us to have use of significant free cash that had previously been restricted, will eliminate any balance sheet risk associated with the clearing business, and provides us with a clear strategy for our securities processing business which now includes outsourcing. We are delighted to be working with Penson going forward because of their long track record of success in growing their global clearing business and particularly because of their singular strategic focus on the global clearing market. The Penson transaction puts our securities processing business in a position where I believe we are on the right path to increase shareholder value from this segment.”

Financial Results for First Quarter Fiscal Year 2010

For the first quarter of fiscal year 2010, net revenues decreased 3% to $457.9 million compared to $472.4 million for the same period last year. The revenue increase from higher fee revenues related to new business and increased event-driven activity was more than offset by the decline in low margin distribution revenues, the negative impact from previously-disclosed client losses and price concessions, and unfavorable foreign currency exchange rates.

Net earnings, as expected, decreased 26% to $26.4 million from $35.6 million primarily as a result of lower revenues and the one-time gain from the purchase of $125.0 million principal amount of our 6.125% senior notes due in 2017 (the “Senior Notes”) in the prior fiscal year. Diluted earnings per share decreased to $0.19 per share on slightly less weighted-average shares outstanding, compared to $0.25 per share in the first quarter of fiscal year 2009. Closed sales of $30.7 million for the first quarter of fiscal year 2010 were in-line with expectations and were $2.2 million lower than last year’s comparable quarter results, which benefited from a large new client sale.

During the first quarter of fiscal year 2010, the Company repurchased approximately 3.5 million shares of Broadridge common stock under its share repurchase plan at an average price of $20.53 per share.

Analysis of First Quarter Fiscal Year 2010

Investor Communication Solutions

Net revenues for the Investor Communication Solutions segment decreased 1% to $309.9 million in the first quarter of fiscal year 2010, compared to the first quarter of fiscal year 2009. The increase in fee revenues related to internal growth and mutual fund activity was more than offset by a decline in low margin distribution revenues. Operating margin increased slightly by 0.2 percentage points or 20 basis points compared to the first quarter of fiscal year 2009, as the positive margin impact from higher fee revenues were offset by higher investment spending and lower distribution revenue.

Securities Processing Solutions

Net revenues for the Securities Processing Solutions segment decreased 7% to $124.2 million in the first quarter of fiscal year 2010, compared to the first quarter of fiscal year 2009. This decrease, as expected, was primarily driven by the carry-over impact of price concessions related to contract renewals and the previously-announced client losses that occurred last fiscal year. Operating margin decreased 5.6 percentage points or 560 basis points compared to the first quarter of fiscal year 2009, primarily as a result of the higher margin impact associated with lost revenues related to client losses and price concessions.

Clearing and Outsourcing Solutions

Net revenues for the Clearing and Outsourcing Solutions segment increased 10% to $25.6 million in the first quarter of fiscal year 2010, compared to the first quarter of fiscal year 2009. The increase was driven by net new business (sales less losses) primarily from the addition of Neuberger Berman and higher trading activity. Operating loss of $2.4 million for the first quarter of fiscal year 2010 decreased by $0.7 million from an operating loss of $3.1 million in the first quarter of fiscal year 2009 as a result of higher revenues and a benefit from one-time expense reductions.

Other

Net revenues for Other decreased by $0.1 million, compared to the first quarter of fiscal year 2009. This decrease was related to lower interest income in the current fiscal year compared to the same period last year. Pre-tax loss for Other increased by $6.0 million, compared to the first quarter of fiscal year 2009. This increase was primarily due to the effect of the one-time gain of $8.4 million from the purchase of the Senior Notes during the first quarter of fiscal year 2009 and a negative impact from foreign currency exchange in the first quarter of fiscal year 2010, partially offset by a decrease in interest expense of $2.8 million in the first quarter of fiscal year 2010 related to a lower outstanding balance on the Senior Notes.

Fiscal Year 2010 Financial Guidance

We are increasing our full year net revenues growth guidance to a range of 6% to 8% from our previous guidance range of 4% to 8%. We are reaffirming our Non-GAAP earnings per share guidance range of $1.50 to $1.60 on a fully-diluted basis, which excludes a negative $0.08 per share impact of one-time items related to the net effect of the Penson transaction and a foreign tax credit. The one-time items from the Penson transaction accounted for a negative $0.14 per share impact on EPS, offset by a positive $0.06 per share EPS impact from the foreign tax credit.

As a result of the impact of the one-time items, we are decreasing the GAAP earnings per share guidance range to $1.42 to $1.52 from $1.50 to $1.60 on a fully-diluted basis. The earnings per share guidance is based on diluted weighted-average shares outstanding of approximately 141 million shares. In addition, our fiscal year 2010 financial guidance assumes that the Penson transaction closes in our third fiscal quarter of 2010.

We anticipate earnings margin, before interest and taxes, excluding one-time items related to the Penson transaction in the range of 15.3% to 16.0% (Non-GAAP) and in the range of 13.9% to 14.7% (GAAP). Our effective annual tax rate will be approximately 37.5% excluding the one-time foreign tax credit (Non-GAAP), and 35.0% including the one-time tax credit (GAAP). Free cash flow is expected to be in the range of $235 million to $270 million. We are increasing our closed sales forecast for fiscal year 2010 to a range of $185 million to $205 million from our previous guidance range of $165 million to $185 million.

Mr. Daly commented, “I am pleased that the consolidated operating businesses are tracking to our original expectations for both revenue and earnings per share. When you exclude the short-term earnings impact related to the Penson and Morgan Stanley Smith Barney transactions, the consolidated operating businesses are expected to perform slightly better than we originally anticipated. Our success in the current fiscal year, as expected, will be led by the strength of our Investor Communications business, as we continue to see a solid rebound in event-driven mutual fund proxy activity. I continue to believe we are well-positioned to meet our goals for fiscal year 2010 and with the strength of our sales results and pipeline, I anticipate exiting this fiscal year with good revenue momentum.”

Non-GAAP Financial Measures

In certain circumstances, results have been presented that are Non-GAAP measures and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Management believes such Non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. Accompanying this release is a reconciliation of Non-GAAP measures to the comparable GAAP measures.

Earnings Conference Call

An analyst conference call will be held on Tuesday, November 3rd at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, filings with the Securities and Exchange Commission and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.1 billion in revenues in fiscal year 2009 and more than 40 years of experience, is a leading global provider of technology-based solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2010 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (the “2009 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2009 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); any significant slowdown or failure of Broadridge’s systems; Broadridge’s failure to keep pace with changes in technology and demands of its clients; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; overall market and economic conditions; and any adverse consequences from Broadridge’s spin-off from ADP. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Marvin Sims

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5477

Broadridge Financial Solutions, Inc.

Consolidated Statements of Earnings

(In millions except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2009	2008
Revenues:
Services revenues	$449.5	$460.5
Other	8.8	14.0

Total revenues	458.3	474.5
Interest expense from securities operations	0.4	2.1

Net revenues	457.9	472.4

Expenses:
Cost of net revenues	355.4	363.0
Selling, general and administrative expenses	56.4	56.7
Other (income) expenses, net	3.8	(5.5)

Total expenses	415.6	414.2

Earnings before income taxes	42.3	58.2
Provision for income taxes	15.9	22.6

Net earnings	$26.4	$35.6

Earnings per share:
Basic	$0.19	$0.25
Diluted	$0.19	$0.25

Weighted-average shares outstanding:
Basic	138.1	140.4
Diluted	140.4	142.2

Dividends declared per common share	$0.14	$0.07

Broadridge Financial Solutions, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30, 2009	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$231.5	$280.9
Cash and securities segregated for regulatory purposes and securities deposited with clearing organizations	191.0	246.5
Accounts receivable, net of allowance for doubtful accounts of $1.9 and $2.3, respectively	307.9	381.0
Securities clearing receivables, net of allowance for doubtful accounts of $2.0 and $2.0, respectively	1,282.9	1,011.3
Other current assets	110.3	83.9

Total current assets	2,123.6	2,003.6
Property, plant and equipment, net	71.3	75.4
Other non-current assets	138.9	143.3
Goodwill	513.3	511.1
Intangible assets, net	39.1	41.3

Total assets	$2,886.2	$2,774.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$77.0	$75.3
Accrued expenses and other current liabilities	177.1	222.7
Securities clearing payables	1,271.2	1,088.1
Deferred revenues	46.7	34.6

Total current liabilities	1,572.0	1,420.7
Long-term debt	324.1	324.1
Other non-current liabilities	71.3	70.0
Deferred revenues	51.1	50.9

Total liabilities	2,018.5	1,865.7

Commitments and contingencies

Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 142.5 shares and 141.8 shares, respectively; outstanding, 136.5 and 139.3 shares at September 30, 2009 and June 30, 2009, respectively	1.4	1.4
Additional paid-in capital	525.2	505.9
Retained earnings	439.7	432.3
Treasury stock—at cost, 6.0 and 2.5 shares, respectively	(109.3)	(37.5)
Accumulated other comprehensive income	10.7	6.9

Total stockholders’ equity	867.7	909.0

Total liabilities and stockholders’ equity	$2,886.2	$2,774.7

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Net Revenues
	Three Months Ended September 30,
	2009	2008
Investor Communication Solutions	$309.9	$313.8
Securities Processing Solutions	124.2	133.2
Clearing and Outsourcing Solutions	25.6	23.2
Other	0.1	0.2
Foreign currency exchange	(1.9)	2.0

Total	$457.9	$472.4

	Earnings before Income Taxes
	Three Months Ended September 30,
	2009	2008
Investor Communication Solutions	$23.4	$23.3
Securities Processing Solutions	27.9	37.4
Clearing and Outsourcing Solutions	(2.4)	(3.1)
Other	(6.7)	(0.7)
Foreign currency exchange	0.1	1.3

Total	$42.3	$58.2

Broadridge Financial Solutions, Inc.

Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge Clearing”) Capital

(In millions)

(Unaudited)

	Low	High
Ridge Clearing Stockholder’s Equity—June 30, 2009	$331	$331
Settlement of Intercompany Activity, Investments and Working Capital Remaining in the Business	(151)	(131)

Excess Ridge Clearing Capital Available to Parent	$180	$200

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

EBIT, Margin and Earnings per Share Guidance

(In millions)

(Unaudited)

	Low	High
Diluted EPS Before One-Time Items (Non-GAAP)	$1.50	$1.60
Penson Transaction One-time items	($0.14)	($0.14)
Foreign Tax Credit—One-time Tax Restructuring	$0.06	$0.06

Diluted EPS (GAAP)	$1.42	$1.52

	Low	High
EBIT Before One-Time Items (Non-GAAP)	$348	$371
Margin	15.3%	16.0%
Penson Transaction One-time items	(32)	(32)
Margin	1.4%	1.3%
EBIT (GAAP)	$316	$339
Margin	13.9%	14.7%

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow Guidance

(In millions)

(Unaudited)

	FY10 Range (a)
	Low	High
Earnings	$199	$214
Depreciation and amortization	60	62
Stock-based compensation expense	31	33
Other	13	13

Subtotal	303	322

Working capital changes	(15)	(10)
Long-term assets & liabilities changes	(2)	—

Net cash flow provided by operating activities	286	312

Cash Flows From Investing Activities
Capital expenditures & intangibles	(51)	(42)

Free cash flow	$235	$270

(a) Broadridge Total excluding Ridge Clearing Financing Activities